Exhibit 99.1

Ingersoll Rand Lowers Fourth-Quarter and

Full-Year 2008 Revenue and Earnings Estimates

Hamilton, Bermuda, December 18, 2008 – Ingersoll-Rand Company Limited (NYSE:IR), a leading diversified industrial firm, today announced that it has revised its estimated fourth-quarter adjusted diluted earnings per share (EPS) to the range of $0.20 to $0.30 from continuing operations. This earnings estimate excludes non-recurring costs such as those related to the acquisition of Trane and restructuring costs. Management’s previous EPS estimate for the fourth quarter of 2008 was $0.55 to $0.75 from continuing operations. Full-year adjusted EPS from continuing operations are preliminarily projected to be in the range of $3.00 to $3.10 per share, before Trane related acquisition and restructuring costs, compared with a prior forecast of $3.35 to $3.55 per share.

“Our initial forecast for the fourth quarter of 2008 was based on sharply lower growth expectations compared with the first half of the year as we anticipated weaker results in many of our key end markets,” said Herbert L. Henkel, chairman, president and chief executive officer. “The rate of decline accelerated compared with prior expectations. We had lower than expected revenues in all of our business segments, primarily due to softer North American and sharply declining Western European markets. The rate of deterioration in European economic activity was especially severe over the last six weeks. The strengthening of the U.S. dollar against the Euro also amplified the year-over-year revenue decline.

“Projected fourth-quarter proforma revenues are expected to decrease by 11% compared with 2007, to $3.7 billion, which is approximately 10% below our initial forecast of $4.1 billion and includes approximately two percentage points of negative impact from currency translation. Lower volume, unfavorable mix, and several one-time cost items are negatively impacting operating earnings for the quarter. Additionally, the increased value of the dollar is expected to negatively impact earnings by approximately 15 cents per share compared with our prior forecast for the quarter.

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“We have accelerated our previously announced productivity actions for the balance of the year and for 2009 to deal with the slowing environment, while continuing to build a strong business for the future. We are realizing the synergies from the recent acquisition of Trane and from our initiatives in purchasing and Lean Six Sigma, which will produce even greater benefits in 2009. We expect the Trane acquisition synergies to exceed $75 million in 2008 and we are on track to realize an additional $125 million in 2009. We are also targeting to capture significant material cost reductions in 2009 from the recent sharp declines in key commodities.

“During the fourth quarter we initiated corporate-wide restructuring actions that we announced in October to streamline our manufacturing footprint and general and administrative cost base. The majority of these costs will be incurred in 2008 and are expected to total approximately $110 million. These actions are expected to generate $100 million of annual pre-tax savings in 2009 and over $110 million in 2010. We have accelerated the timing of the restructuring and are developing additional cost reduction actions to offset declining end markets.

“We continue to generate positive cash flow and we have sustained access to the commercial paper markets. Since the acquisition of Trane in June, we have paid down approximately $600 million of debt. We have significant available liquidity with $3 billion of credit facilities, as well as additional opportunities to access the cash on our balance sheet, expand our receivable securitization program and improve our working capital management.

“Additionally, the company is currently conducting its annual impairment test of goodwill and intangible assets which, because of the company’s recent low stock price, could result in a non-cash impairment charge in the fourth quarter. Any potential impairment charge will not impact our existing debt covenants or our borrowing capacity under current credit arrangements. Our long-term business fundamentals remain solid and we are working to ensure that Ingersoll Rand will emerge from this economic slowdown as a stronger, more efficient company,” said Henkel.

This news release includes “forward-looking statements” that involve risks, uncertainties and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Political, economic, climatic, currency, tax, regulatory, technological, competitive, and other factors could cause actual results to differ materially from those anticipated in the forward-looking statements. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company’s SEC filings, including but not limited to its report on Form 10-Q for the quarter ended September 30, 2008.

Ingersoll Rand is a global diversified industrial firm providing products, services and solutions to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and enhance industrial productivity and efficiency. Driven by a 100-year-old tradition of technological innovation, we enable companies and their customers to create progress. For more information, visit www.ingersollrand.com.

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12//08

For more information, media may contact: Paul Dickard (201-573-3120), paul_dickard@irco.com.

For more information, investors and financial analysts may contact: Bruce Fisher (732-980-6095), bruce_fisher@irco.com or Joe Fimbianti (201-573-3113), joseph_fimbianti@irco.com.